UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      September 17, 2010

TN-K ENERGY GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27828	13-3779546
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

649 Sparta Highway, Suite 102, Crossville, TN	38555
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(931) 707-9601

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.01	Completion of Acquisition or Disposition of Assets.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 17, 2010, TN-K Energy Group Inc. entered into a series of transactions which has resulted it our acquisition of rights under a lease covering approximately 200 acres.  This lease, which is known as the Charles and Lynda Anderson Lease, is situated in Overton County, TN.  The Charles and Lynda Anderson Lease has three existing oil wells, one additional well location and provides us with the opportunity to drill an additional approximately 45 wells in this area of rich oil and gas production.  TN-K Energy will be the operator of this lease.

In the first transaction, we acquired an 85% interest in the Anderson Lease from Overton Oil & Gas Corp. for $1 million, including all existing wells on the leasehold and the related production equipment, subject to certain exceptions which included certain existing workings interests and overriding interests in the three existing wells.

In the second transaction, we entered into a Guaranteed Contract with King’s Oil, LLC under which it purchased an interest in the Anderson Lease from us for $1.2 million.  Under the terms of the Guaranteed Contract, we assigned our royalty interests in the production from the three existing wells up to a maximum of 50 barrels of oil per day average, with the average daily production rate based upon a 30 calendar day month, to King’s Oil LLC until such time as Kings Oil, LLC has received the return of the full $1.2 million investment.  During this time, we are entitled to 40% the proceeds from production from any of these three wells for any overage in this maximum daily production.  We have guaranteed King’s Oil, LLC that it will receive the $1.2 million within 18 months through the royalty interests in the existing wells and we are obligated to pay it any shortfall at the end of the 18 month period.  In addition, our President and CEO, Mr. Ken Page, has personally guaranteed the amount. We have agreed to pay 40% of the costs of any work on the three existing wells.  At such time as King’s Oil LLC has received the return of its investment, we will be entitled to receive 40% of Kings’ Oil’s royalty interests from production from the three existing wells.

Under the terms of the Guaranteed Contract, we also assigned Kings’ Oil, LLC 15% of our interest in the remaining portion of the Anderson Lease and granted King’s Oil LLC the right to purchase an additional 10% royalty interest in any future well site on a per site basis.  We are obligated to pay the costs of the drilling for any new wells on this lease.

The description of the terms and conditions of the Assignments and Guarantee Contract do not purport to be complete and are qualified in their entirety by reference to the full text of such documents which are attached hereto as Exhibits 10.19, 10.20 and 10.21 and incorporated herein by this reference.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits

10.19	Assignment dated September 17, 2010 from Overton Oil & Gas Corp. to TN-K Energy Group Inc.
10.20	Assignment dated September 17, 2010 between TN-K Energy Group Inc. and King’s Oil, LLC.
10.21	Guaranteed Contract dated September 17, 2010 between TN-K Energy Group Inc. and King’s Oil, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TN-K ENERGY GROUP INC.

Date: September 22, 2010	By:	/s/ Ken Page
Ken Page
Chief Executive Officer and President

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